EXHIBIT 10.1

AMENDMENT TO 2011 ASHLAND INC. INCENTIVE PLAN

The 2011 Ashland Inc. Incentive Plan (the “Plan”) is hereby amended, effective as of November 14, 2012 and subject to the approval by the shareholders of the Company, as follows:

1.	Section 3(A) of the Plan is hereby amended by (i) deleting the number “2,000,000” and replacing it with the number “4,000,000” and (ii) deleting the second sentence thereof.

2.	Section 3 of the Plan is hereby amended by adding the following new Section (C) at the end thereof:

“(C) Effective with respect to any Awards granted on or after the Company’s 2013 Annual Meeting of Shareholders, any shares of Common Stock underlying Restricted Stock Awards, Restricted Stock Unit Awards, Merit Awards, Incentive Awards, Performance Unit Awards and Dividend Equivalents (collectively, “Full-Value Awards”) that are issued or delivered under the Plan shall reduce the shares available under Section 3(A) hereof by 2.2 shares for every one share of Common Stock issued or delivered in connection with such Full-Value Award, and any shares covered by an Award, other than a Full-Value Award, shall reduce the shares of Common Stock available under the Plan by one share for every one share of Common Stock issued or delivered under such Award. Any shares of Common Stock that again become available for issuance or delivery pursuant to Section 3(B) of the Plan shall be credited toward the Plan limit as set forth in Section 3(A) hereof in the same manner such shares were originally deducted from the aggregate Plan limit pursuant to this Section 3(C).”

3.	Section 6(C)(2) of the Plan is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything contained in this Section 6(C)(2) to the contrary, cash dividends or other distributions with respect to Restricted Stock Awards that vest based on the achievement of Performance Goals shall be accumulated until such Award is earned, and the cash dividends or other distributions shall not be paid if the Performance Goals are not satisfied.”

4.	Section 16(M) of the Plan is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything contained in this Plan to the contrary, dividend equivalents with respect to Restricted Stock Unit Awards, Incentive Awards, Performance Unit Awards and Merit Awards that vest based on the achievement of Performance Goals shall be accumulated until such Award is earned, and the dividend equivalents shall not be paid if the Performance Goals are not satisfied.”

5.	Section 17 of the Plan is hereby amended by adding the following sentence to the end thereof:

“No Award may be granted under the Plan after November 14, 2022, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.”

6.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

ASHLAND INC.

By:	/S/ SUSAN B. ESLER
Susan B. Esler Chief Human Resources and Communications Officer